PRESS RELEASE

Exhibit 99.2

Autoliv accelerates structural cost reductions; reiterates its full year 2023 indications

(Stockholm, Sweden, June 8, 2023) - Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, announces it is accelerating its global structural cost reductions, particularly within its European operations. These actions support Autoliv’s medium- and long-term financial targets and the company reiterates its full year 2023 indications.

Autoliv continues to actively address its cost base to accelerate its journey towards its medium-term targets.

Adjusting geographic footprint and headcount

The accelerated structural cost reduction initiatives include further optimization of the Company’s geographic footprint and organizational structure, including a substantial reduction of its total direct and indirect workforce by up to 11%. Through these initiatives, Autoliv will simplify its logistics and geographic footprint and intends to close several sites in Europe.

These initiatives are expected to reduce up to 2,000 indirect positions globally, or around 11% of Autoliv’s total indirect workforce. Of this, up to 1,000 are expected to be in Europe. All divisions and functions will be impacted by these initiatives and the Company expects the first headcount reductions to occur in 2023.

To further drive global productivity and, specifically, direct labor efficiency, the Company also intends to reduce its global direct headcount. The Company anticipates that this will lead to a reduction of around 6,000 positions globally, or around 11% of total direct workforce, given today’s sales levels as baseline.

The measures will be defined in each country in compliance with the local regulations and within the framework of a dialogue with the social partners to determine the most appropriate provisions for the employees concerned.

The Company expects to accrue a minor part of the total accrual in the second quarter of 2023. The initiatives are expected to be fully implemented by 2025 and to have a pay-back time of 1-2 years.

“These initiatives will continue to optimize our geographic footprint for a more effective structure to best serve our customers while reducing costs and driving long-term improvement in margins and cash flow. We intend to simplify and consolidate how we operate in all areas. The headcount reduction will affect people based in our offices, technical centers, and plants, including leadership positions at all levels,” said Mikael Bratt, President and CEO of Autoliv.

Autoliv Inc. Box 70381, 107 24 Stockholm, Sweden Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 587 20600 E-mail: gabriella.ekelund@autoliv.com

Customer negotiations continue

The Company continues to negotiate with its customers to secure pricing that reflects the extraordinary inflation and corrects structural price gaps. The negotiations are progressing as planned with most customers albeit the quarterly timing of concluding updated customer agreements remains uncertain. The highest priority and greatest challenge are the customer negotiations in Europe.

“We work intensely with customers to secure price increases, and we will not stop until we have received full and fair compensation to ensure that inflationary pressures are effectively pushed through the value chain,” Mr. Bratt continued.

2023 indications reiterated

Based on the current market assumptions and expected outcome of customer negotiations, Autoliv reiterates its 2023 outlook indications from April 21, 2023, of around 8.5-9.0% adjusted operating margin and operating cash flow of around $900 million.

“Our full year 2023 indications and financial targets remain firm. We are expecting a gradually improving adjusted operating margin, which should allow us to deliver a significant increase in cash flow and shareholder returns,” said Mikael Bratt.

Investor Day on June 12, 2023

Autoliv is welcoming investors, analysts, and media to an Investor Day in Detroit on June 12, 2023 where it will focus on its journey towards the targets, its medium- and long-term growth, products and innovations for future mobility, and Autoliv’s opportunities in automation and operational efficiency. A webcast of the event will be available on autoliv.com.

Inquiries:

Investors & Analysts: Anders Trapp, Tel +46 (0)8 587 206 71
Investors & Analysts: Henrik Kaar, Tel +46 (0)8 587 206 14

Media: Gabriella Ekelund, Tel +46 (70) 612 64 24

Autoliv Inc. Box 70381, 107 24 Stockholm Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 58720600

About Autoliv

Autoliv, Inc. (NYSE: ALV; Nasdaq Stockholm: ALIV.sdb) is the worldwide leader in automotive safety systems. Through our group companies, we develop, manufacture and market protective systems, such as airbags, seatbelts, and steering wheels for all major automotive manufacturers in the world as well as mobility safety solutions, such as pedestrian protection, connected safety services and safety solutions for riders of powered two wheelers. At Autoliv, we challenge and re-define the standards of mobility safety to sustainably deliver leading solutions. In 2022, our products saved close to 35,000 lives and reduced more than 450,000 injuries.

Our close to 70,000 associates in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We drive innovation, research, and development at our 14 technical centers, with their 20 test tracks. Sales in 2022 amounted to US $ 8.8 billion. For more information go to www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any such statements in light of new information or future events, except as required by law.

Autoliv Inc. Box 70381, 107 24 Stockholm Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 58720600